Cohu Reports Fourth Quarter and Full Year 2007 Operating Results

POWAY, Calif., January 31, 2008 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales were $57.1 million for the fourth quarter ended December 29, 2007 compared to $76.6 million for the fourth quarter ended December 30, 2006 and $64.5 million for the third quarter ended September 29, 2007. Income from continuing operations for the fourth quarter of 2007 was $2.0 million or $0.09 per share compared to $5.4 million or $0.23 per share for the fourth quarter of 2006 and $2.2 million or $0.10 per share for the third quarter of 2007. Net income for the fourth quarter of 2007 was $2.0 million, or $0.09 per share compared to $5.3 million or $0.23 per share for the fourth quarter of 2006 and $2.2 million or $0.10 per share for the third quarter of 2007.

Net sales for the year ended December 29, 2007 were $241.4 million with income from continuing operations of $8.0 million or $0.34 per share compared to net sales of $270.1 million with income from continuing operations of $18.6 million or $0.81 per share for the year ended December 30, 2006. Net income for the year ended December 29, 2007 was $8.0 million or $0.34 per share compared to $17.7 million or $0.77 per share for the year ended December 30, 2006. Net income for the year ended December 30, 2006 benefited from a gain on the sale of our Littleton, Massachusetts facility of approximately $3.0 million.

Sales of semiconductor equipment accounted for 81% of fourth quarter 2007 sales. Microwave communications equipment and television cameras and related equipment contributed 11.5% and 7.5%, respectively, for the same period.

Orders for the fourth quarter of 2007 were $50.6 million compared to $54.9 million for the third quarter of 2007. Orders for semiconductor equipment were $40.7 million in the fourth quarter of 2007 and $41.7 million in the third quarter of 2007. Backlog was $59.5 million at December 29, 2007 compared to $66.0 million at September 29, 2007. Cohu expects first quarter 2008 sales to be between $52 million and $57 million.

James A. Donahue, President and Chief Executive Officer stated, “Fourth quarter net income benefited from better than expected results at each of Cohu’s three businesses.  We are encouraged that orders in our semiconductor equipment business were nearly the same as in the third quarter, considering the cautious approach that customers are taking with capital equipment purchases in our current business environment.”

Donahue concluded, “Although we have seen some improvement in forecasts from certain customers in recent weeks, we do not expect any significant improvement in business conditions over the near term.  Our product line is strong and we believe it is well aligned with the current and future requirements of our customers.  Last month, a major U.S. based Integrated Device Manufacturer selected our next generation high-speed pick and place handler following an evaluation against a competitor’s system.”

Cohu’s Board of Directors approved a quarterly cash dividend of $0.06 per share payable on April 25, 2008 to shareholders of record on March 11, 2008. Cohu has paid consecutive quarterly cash dividends since 1977.

Certain matters discussed in this release, including statements concerning Cohu’s expectations of business conditions, orders and revenues are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues from a limited number of customers; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; inventory write-offs; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry, microwave communications and closed circuit television equipment.

Cohu will be conducting their conference call on Thursday, January 31, 2008 at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts) (unaudited)

	Three Months Ended (1)		Twelve Months Ended (1)
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Net sales	$57,124	$76,607	$241,389	$270,106
Cost and expenses:
Cost of sales	37,886	52,308	162,577	177,170
Research and development	9,038	10,512	38,336	39,062
Selling, general and administrative	8,780	9,105	36,188	37,089
Gain on sale of facilities	—	—	—	(2,963)

	55,704	71,925	237,101	250,358

Income from operations	1,420	4,682	4,288	19,748
Interest income	2,114	1,871	8,400	6,678

Income from continuing operations before income taxes	3,534	6,553	12,688	26,426
Income tax provision	1,504	1,202	4,667	7,800

Income from continuing operations	2,030	5,351	8,021	18,626

Discontinued operations (2):
Loss from discontinued operations before income taxes (3)	—	(111)	(66)	(1,545)
Income tax benefit	—	(101)	(23)	(600)

Loss from discontinued operations	—	(10)	(43)	(945)

Net income	$2,030	$5,341	$7,978	$17,681

Income per share:
Basic:
Income from continuing operations	$0.09	$0.24	$0.35	$0.82
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.04)

Net income	$0.09	$0.24	$0.35	$0.78

Diluted:
Income from continuing operations	$0.09	$0.23	$0.34	$0.81
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.04)

Net income	$0.09	$0.23	$0.34	$0.77

Weighted average shares used in computing income (loss) per share:
Basic	23,029	22,661	22,880	22,588
Diluted	23,233	23,059	23,270	22,934

(1)	The three-month periods ended December 29, 2007 and December 30, 2006 were each comprised of 13 weeks and both twelve-month periods are comprised of 52 weeks. Total share-based compensation recorded in the three-month period ended December 29, 2007 under SFAS 123R was approximately $940,000 and is included in cost of sales ($91,000); research and development ($235,000); and selling, general and administrative expense ($614,000). Total share-based compensation recorded in the twelve-month period ended December 29, 2007 was approximately $4,078,000 and is included in cost of sales ($437,000) research and development ($1,173,000); and selling, general and administrative expense ($2,468,000). Total share-based compensation recorded in the three-month period ended December 30, 2006 was approximately $934,000 and is included in cost of sales ($109,000); research and development ($194,000); and selling, general and administrative expense ($631,000). Total share-based compensation recorded in the twelve-month period ended December 30, 2006 was approximately $3,559,000 and is included in cost of sales ($389,000); research and development ($959,000); and selling, general and administrative expense ($2,211,000).

(2)	In May, 2006, Cohu sold its metal detection equipment business, Fisher Research Laboratory (FRL). As a result of the disposition, the operating results of FRL have been presented as discontinued operations.

(3)	Includes a loss on disposition of approximately $0.1 million and $1.4 million in the three and twelve-month periods ended December 30, 2006, respectively.

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)

	December 29,	December 30,
	2007	2006
Assets:
Current assets:
Cash and investments	$170,118	$147,916
Accounts receivable	45,491	50,088
Inventories	42,165	48,020
Deferred taxes and other	25,952	27,194
Current assets of discontinued operations	28	675

Total current assets	283,754	273,893
Property, plant & equipment, net	29,818	29,586
Goodwill	16,377	12,898
Other assets	9,959	9,485
Noncurrent assets of discontinued operations	471	477

Total assets	$340,379	$326,339

Liabilities & Stockholders’ Equity:
Current liabilities:
Deferred profit	$4,868	$9,841
Other current liabilities	44,383	38,216
Current liabilities of discontinued operations	158	316

	49,409	48,373
Deferred taxes and other noncurrent liabilities	7,502	6,378
Stockholders’ equity	283,468	271,588

Total liabilities & stockholders’ equity	$340,379	$326,339

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com
Contact: Jeffrey D. Jones — Investor Relations (858) 848-8106